Exhibit 23.3

July 9, 2009

Banco Santander, S.A.
Santander Finance Preferred, S.A. Unipersonal

Ciudad Grupo Santander, Avenida de Cantabria
28660 Boadilla del Monte
Madrid, Spain

Ladies and Gentlemen:

We have acted as special tax counsel to Banco Santander, S.A., a sociedad anónima of the Kingdom of Spain (the “Company”) and Santander Finance Preferred, S.A. Unipersonal, a sociedad anónima of the Kingdom of Spain (the “Issuer”), in connection with the preparation and filing of its Registration Statement on Form F-4 dated July 9, 2009 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(23) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussion under the caption “Taxation—U.S. Federal Income Tax Considerations” in the Registration Statement, subject to the conditions and limitations described therein, sets forth our opinion with respect to the material U.S. federal income tax considerations applicable to the exchange of “existing preferred securities” pursuant to the exchange offer (as those terms are defined in the Registration Statement).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Taxation—U.S. Federal Income Tax Considerations” in the Registration Statement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP